Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

Worthington Armstrong Venture:

We consent to the incorporation by reference in this registration statement on Form S-3 of Armstrong World Industries, Inc. (the “Company”) of our report dated February 16, 2015 with respect to the consolidated balance sheets of Worthington Armstrong Venture and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income and comprehensive income, partners’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the Company’s annual report on Form 10-K for the year ended December 31, 2014.

Philadelphia, Pennsylvania

February 24, 2015